Exhibit 99.1

Contact:

Heather Ashworth	Kelly Tapkas/Victoria Hofstad
Octel Corp. Investor Relations	Citigate Financial Intelligence
011-44-161-498-8889	1-201-499-3500

Octel Corp. Reports 3rd Quarter 2004 Earnings

NEWARK, DELAWARE, October 25, 2004 - Octel Corp. (NYSE: OTL) today announced its earnings for the third quarter ended September 30, 2004.

Summary

•	Third quarter 2004 net income was $9.1 million, or $0.70 per diluted share, compared with $18.4 million, or $1.47 per diluted share, for the third quarter 2003.

•	Before TEL business goodwill impairment, third quarter 2004 earnings per diluted share were $0.98 compared with $1.47 per diluted share for the third quarter 2003.

•	For the first nine months of 2004 net income was $19.5 million, or $1.50 per diluted share, compared with $38.9 million, or $3.11 per diluted share, for the first nine months of 2003.

•	Before TEL business goodwill impairment, earnings per diluted share for the first nine months of 2004 was $3.27, 5.1% higher than the equivalent period in 2003.

•	Net cash provided by operating activities was $36.9 million in the first nine months.

•	The board has approved a further $15 million to buy back stock.

•	TEL showed another excellent quarter, with year-to-date volumes only 3.1% below the same period last year.

•	Specialty Chemicals was further enhanced by the completion of the acquisition of Aroma & Fine Chemicals during the third quarter.

Earnings Comparisons

($ per share diluted)

	3Q’04	3Q’03	YTD’04	YTD’03
Reported Net Income in accordance with US GAAP	0.70	1.47	1.50	3.11
TEL Business Goodwill Impairment	0.28	—	1.77	—
Earnings before TEL Business Goodwill Impairment	0.98	1.47	3.27	3.11

Dennis Kerrison, President and Chief Executive Officer, commented, “Overall Specialty Chemicals performance has been lower than we would have hoped this quarter, with solid growth in some areas brought down by the negative impact of a weak dollar and raw material price increases elsewhere. This has been offset by a strong quarter for TEL despite the declining market, with year-to-date volumes only marginally below last year. The integration of our two new specialty chemicals businesses, Leuna Polymer and Aroma & Fine Chemicals, is proceeding to plan and both are contributing well.”

Global Earnings and Cash Flow

Third quarter net income was $9.1 million or $0.70 per diluted share, compared with $18.4 million or $1.47 per diluted share in the third quarter of 2003. The reduction in income is due to the impact of a weaker US dollar, lower operating income in TEL and Specialty Chemicals and charges for TEL business goodwill impairment described below. TEL business goodwill impairment totalled an after tax charge of $3.6 million, or $0.28 per diluted share, for the quarter compared with no equivalent charge for the same period in 2003.

Net income for the first nine months of 2004 was $19.5 million or $1.50 per diluted share, compared with $38.9 million or $3.11 per diluted share in the equivalent period in 2003. TEL business goodwill impairment totalled an after tax charge of $23.0 million, or $1.77 per diluted share for the first nine months of 2004 compared with no equivalent charge for the same period last year.

Cash flow from operating activities was $0.5 million for the third quarter of 2004, bringing the year to date position to $36.9 million. As has previously been identified, TEL cash flow can be volatile on a quarterly basis. Bad weather forced a delay in shipments during the quarter and as a result receivables at quarter end were around $22 million higher, all of which were collected during the early part of October. Net debt increased to $111.0 million at the end of the quarter following the completion of the Octel Starreon and Aroma & Fine Chemical transactions during the quarter.

The company continued its stock repurchase program, buying back $1.0 million of stock in the quarter and $2.5 million for the year to date.

Strategic Business Unit Performance (SBU)

Specialty Chemicals results were lower than the Q3 2003 performance as a result of higher raw material costs that could not immediately be passed through and the impact of a weaker US dollar year over year. Sales of $64.3 million, 37.1% higher than the same quarter last year, were helped by the initial impact of the acquisitions of both Leuna Polymer and Aroma & Fine Chemicals for three months and one month respectively. Together they contributed sales of $10.9 million in the quarter. Operating income for the quarter was $2.5 million, $1.2 million below the same quarter last year. For the year to date, sales of $165.7 million were 16.8% above last year, with operating income of $8.7 million, $0.3 million below 2003.

TEL (tetraethyl lead) sales for the quarter were $66.3 million, 13.2% below the same period last year. Volumes were 15.6% lower year over year for the quarter. Operating income before business goodwill impairment for the quarter of $29.5 million continued to benefit from strong selling price management. For the year to date, sales of $194.8 million were 1.2% above 2003, with volumes 3.1% down. Operating income before business goodwill impairment of $86.2 million was 3.2% above last year’s level.

Corporate costs, interest expense and other income/(expense) were 43.7% and 21.9% higher than last year for the third quarter and year to date respectively, a significant part of which is due to the negative translation impact of a weaker US dollar this year over last year on our predominantly non-US dollar cost base. The company is making significant progress towards the Sarbanes-Oxley Section 404 compliance certification but is incurring additional costs in preparation for the implementation. The development of the Specialty Chemicals businesses is resulting in additional cost, partly offset by lower interest costs due to lower average borrowings.

TEL Business Goodwill Impairment

As previously highlighted, a non-cash goodwill impairment charge will become a regular feature of our results. This is a consequence of the finite and declining nature of the TEL business. Essentially, each quarter we compare the present value of forecast after tax cash flows over the estimated/anticipated life of the product with the TEL goodwill intangible asset in the balance sheet. Predictably, as time passes and we generate cash from existing TEL sales, our estimate of the total future sales will be reduced and with it the future cash flows. Consequently, we expect we will need to impair progressively the goodwill intangible asset on a quarterly basis in our balance sheet until it reaches zero in line with FAS 142 – Goodwill and Other Intangible Assets. The quarterly impairment charge is likely to approximate the after tax cash flow from that strategic business unit during the quarter.

The goodwill impairment charge of $19.4 million was made in the first half of 2004 and the charge for the third quarter is $3.6 million, bringing the year-to-date total to $23.0 million. The relatively low charge for the quarter was principally due to the lower cash flow mentioned earlier. We still expect that the full-year charge will be around $45.0 million, reflecting the excellent TEL performance in the year.

Use of Non-GAAP Measures

Management believes that earnings before TEL Business Goodwill Impairment, a “non-GAAP” measure, is meaningful to investors because it provides insight with respect to ongoing operating results of the company; it is also noteworthy that this is the primary performance measure used in internal reporting for our strategic business units. This measure takes into account the fact that this material charge was not present in the previous year results and consequently year over year comparison could be misinterpreted. Such measurement is not recognized in accordance with generally accepted accounting principles (GAAP) in the United States and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of non-GAAP measures to GAAP is provided in Schedule 4.

Strategic Development

As announced in late August, the company completed the acquisition of Aroma & Fine Chemicals (AFC) located in Widnes, Cheshire, UK, for a purchase price of £21 million (approximately $38 million). AFC manufactures aroma chemicals, sold principally into the household and institutional, industrial and personal care market segments. The company’s principal product is lilestralis, a core fragrance used in fabric softeners, soaps and other personal care products. It is also an intermediate in the production of certain agrochemical fungicides.

Share Repurchase

The board has approved a further $15 million to buy back stock as we remain intent on returning value to our shareholders in this way. Since the spin off in 1998 the company has repurchased over $40 million of stock or 3.3 million shares.

Octel Corp., a Delaware corporation, is a global chemical company specializing in high performance fuel additives and special and effect chemicals. The company’s strategy is to manage profitably and responsibly the decline in world demand for its major product – tetraethyl lead (TEL) in gasoline – through competitive differentiation and stringent product stewardship, to expand its Specialty Chemicals business organically through product innovation and focus on customer needs, and to seek synergistic growth opportunities through joint venture, alliances, collaborative arrangements and acquisitions.

Certain of the statements made herein constitute forward-looking statements. Generally, the words “believe,” “expect,” “intend,” “estimate,” “project,” “will” and similar expressions identify forward looking statements, which generally are not historical in nature. Forward looking statements are subject to certain risks and uncertainties, including the risks associated with business plans, the effects of changing economic and competitive conditions and government regulations that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections. Other factors that could cause actual results to differ from expectations include, without limitation, the timing of orders received from customers, the gain or loss of significant customers, competition from other manufacturers and changes in the demand for our products, including the rate of decline in demand for TEL and business and legal risks inherent in non-US activities, including political and economic uncertainty, import and export limitations and market risks. In addition, increases in the cost of product, changes in the market in general and significant changes in new product introduction could cause actual results to vary from expectations. Additional information may be obtained by reviewing the Company’s reports filed from time to time with the SEC.

Schedule 1

OCTEL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003
	(millions of dollars except per share data)
Net sales	$130.6	$123.3	$360.5	$334.3
Cost of goods sold	(78.1)	(66.9)	(205.3)	(188.4)
Selling, general and admin.	(23.3)	(19.3)	(67.0)	(52.9)
Research and development	(2.6)	(1.2)	(7.6)	(3.8)
Restructuring charge	(1.2)	(2.3)	(5.5)	(10.5)
Amortization of intangible assets	(2.5)	(2.6)	(7.5)	(7.7)
Impairment of TEL business goodwill	(3.6)	—	(23.0)	—
Interest expense (net)	(1.5)	(3.9)	(4.3)	(8.4)
Other net income / (expense)	(3.1)	0.6	0.5	(1.6)

Total	(115.9)	(95.6)	(319.7)	(273.3)

Income before income taxes and minority interest	14.7	27.7	40.8	61.0
Minority interest	—	(0.9)	(1.9)	(2.6)
Income taxes	(5.6)	(8.7)	(18.4)	(17.5)

Income from continuing operations	9.1	18.1	20.5	40.9

Share of affiliated company earnings	—	0.3	—	0.9
Discontinued operations, net of tax	—	—	(1.0)	(3.4)
Cumulative effect of change in accounting principle, net of tax	—	—	—	0.5

Net income	$9.1	$18.4	$19.5	$38.9

Earnings per share
Basic	$0.73	$1.54	$1.58	$3.27
Diluted	$0.70	$1.47	$1.50	$3.11

Weighted average shares outstanding in thousands
Basic	12,445	11,942	12,342	11,903
Diluted	13,071	12,559	13,009	12,505

ANALYSIS OF BUSINESS UNIT RESULTS

	2004	2003	2004	2003
	(millions of dollars)
Net sales
TEL	$66.3	$76.4	$194.8	$192.4
Specialty Chemicals	64.3	46.9	165.7	141.9

Total	130.6	123.3	360.5	334.3

Operating income
TEL	29.5	35.0	86.2	83.5
Specialty Chemicals	2.5	3.7	8.7	9.0

Total SBU Operating income	32.0	38.7	94.9	92.5
Corporate costs, interest expense and other income/(expense)	(12.5)	(8.7)	(25.6)	(21.0)
Restructuring charge	(1.2)	(2.3)	(5.5)	(10.5)
Impairment of TEL business goodwill	(3.6)	—	(23.0)	—

Income before income taxes and minority interest	$14.7	$27.7	$40.8	$61.0

Schedule 2

OCTEL CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30 2004	December 31 2003
	(millions of dollars)
Assets
Current assets
Cash and cash equivalents	$34.8	$46.1
Restricted cash*	4.5	—
Accounts receivable, less allowance of $3.8 (2003 - $4.8)	99.7	71.7
Inventories	63.9	56.5
Prepaid expenses	7.2	4.6

Total current assets	210.1	178.9

Net property, plant and equipment	72.3	48.7
Goodwill	369.8	348.9
Intangible assets	33.2	40.8
Prepaid pension cost	121.2	115.9
Deferred finance costs	1.8	0.1
Other assets	7.6	8.3

	$816.0	$741.6

Liabilities and Stockholders’ Equity
Net short-term borrowings	$36.8	$1.7
Current portion of plant closure provisions	11.7	9.2
Current portion of deferred income	2.0	2.0
Other current liabilities	112.9	99.9
Plant closure provisions	23.2	27.0
Deferred income taxes	39.5	38.6
Deferred income	4.9	7.7
Long-term debt	113.5	102.9
Other liabilities	17.5	15.8
Minority interest	0.2	6.6
Total Stockholders’ Equity	453.8	430.2

	$816.0	$741.6

*	As part of the consideration for Aroma & Fine Chemicals Ltd the Company issued the vendors with $4.5m of loan notes. Under the terms of the agreement the loan notes have been secured by an equal amount of restricted cash in escrow.

Schedule 3

OCTEL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30
	2004	2003
	(millions of dollars)
Cash Flows from Operating Activities

Net income	$19.5	$38.9
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	16.9	17.5
Impairment of TEL business goodwill	23.0	—
Deferred income taxes	0.6	0.3
Changes in working capital	(24.6)	8.2
Income taxes and other current liabilities	8.1	(1.5)
Movement in plant closure provisions	(1.4)	(0.4)
Movements in other non-current assets and liabilities	(5.4)	(9.2)
Other	0.2	2.2

	36.9	56.0

Cash Flows from Investing Activities

Capital expenditures	(5.0)	(3.3)
Veritel	—	(6.8)
Business combinations, net of cash acquired	(75.2)	(5.8)
Increase in restricted cash	(4.5)	—
Other	(3.1)	1.8

Net cash used in investing activities	(87.8)	(14.1)

Cash Flows from Financing Activities

Net increase/(decrease) in borrowings	38.3	(27.8)
Dividends paid	(0.7)	(0.6)
Issue of treasury stock	5.3	1.4
Repurchase of common stock	(2.5)	(1.0)
Minority interest	(0.5)	0.9
Refinancing costs	(2.6)	(0.2)

Net cash used in financing activities	37.3	(27.3)
Effect of exchange rate changes on cash	2.3	2.8

Net change in cash and cash equivalents	(11.3)	17.4

Cash and cash equivalents at beginning of period	46.1	26.7

Cash and cash equivalents at end of period	$34.8	$44.1

Schedule 4

OCTEL CORP. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

Reconciliation of EBITDA to Consolidated Income Statement

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003
	(millions of dollars)
Income before income taxes and minority interest	$14.7	$27.7	$40.8	$61.0
Add: Interest expense (net)	1.5	3.9	4.3	8.4
Add: Depreciation and amortization	5.7	6.1	16.0	17.5
Add: Impairment of TEL business goodwill	3.6	—	23.0	—

	10.8	10.0	43.3	25.9

EBITDA	$25.5	$37.7	$84.1	$86.9

Reconciliation of operating income before TEL business goodwill impairment items to Consolidated Income Statement

	Three Months Ended September 30, 2004	Nine Months Ended September 30, 2004
	(millions of dollars)
Income before income taxes and minority interest	$14.7	$40.8
Add: Interest expense (net)	1.5	4.3
Add: Impairment of TEL business goodwill	3.6	23.0
Less: Other net expenses/(income)	3.1	(0.5)

Operating income before TEL business goodwill impairment	$22.9	$67.6

Reconciliation of net income before TEL business goodwill impairment to Consolidated Income Statement

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003
	(millions of dollars)
Net income	$9.1	$18.4	$19.5	$38.9
Add: Impairment of TEL business goodwill	3.6	—	23.0	—

Net income before TEL business goodwill impairment	$12.7	$18.4	$42.5	$38.9